UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Financial Officer

On July 12, 2016, Ingo Bank provided notice of his resignation from his position as Senior Vice President and Chief Financial Officer of PAREXEL International Corporation (“PAREXEL” or the “Company”) effective July 16, 2016, in order to take a senior leadership role in another company. The Company intends to immediately commence a search for a permanent Chief Financial Officer (“CFO”). Mr. Bank will continue to be employed by the Company until August 15, 2016 to assist in the transition of his position.

Appointment of Interim Chief Financial Officer

While the Company’s search for a permanent CFO is ongoing, it has named Emma Reeve as CFO on an interim basis, effective July 16, 2016. Ms. Reeve, 55, is currently the Company’s Corporate Vice President and Controller and has served in this role since September 2014. She will continue to serve in this role while taking over the Company’s principal financial officer responsibilities.

Ms. Reeve has more than 20 years of experience in life sciences financial management. Prior to joining PAREXEL, Ms. Reeve served in various senior financial positions in the pharmaceutical industry, including Head of Finance and Administration for Novartis Pharma Switzerland and Global Head Business Planning & Analysis for Novartis Vaccines and Diagnostics. Prior to joining Novartis in 2008, she held several leadership financial positions, including serving as CFO for two biopharmaceutical companies.

There are no family relationships between Ms. Reeve and any of our directors or executive officers and there are no arrangements or understandings between her and any other persons pursuant to which she was selected as an officer. There are no related party transactions between Ms. Reeve and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAREXEL International Corporation

Date: July 15, 2016	By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach Chairman & CEO